CMC Materials, Inc.
SHORT TERM INCENTIVE PROGRAM
ARTICLE I. GENERAL
Section 1.1.  Purpose.  CMC Materials, Inc. (the "Corporation") maintains the CMC Materials Short Term Incentive Program, which operates pursuant to, and according to the terms of, the CMC Materials, Inc. 2021 Omnibus Incentive Plan ("OIP"), (the "Program") to benefit and advance the interests of the Corporation by providing to the Corporation's employees performance-based cash incentives ("Bonuses") that are based upon the achievement of financial, business and other performance goals.  Any Bonuses pursuant to the Program are Awards under the OIP.
Section 1.2.  Administration of the Program.  The Compensation Committee of the Corporation's Board of Directors (the "Committee") shall administer the Program.  The Committee may adopt such rules as it deems appropriate in order to carry out the purpose of the Program.  Questions of interpretation, administration and application of the Program shall be determined by the Committee.  The Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee with respect to the Program.  The determinations of the Committee shall be final and binding in all matters relating to the Program.  The Committee shall have authority to determine the terms and conditions of Bonuses.   With the exception of any determination or payment of any Bonus to any Executive Officer of the Corporation (as defined by relevant Securities and Exchange Commission regulations), the Committee may delegate some or all of its authority under the Program to the Chief Executive Officer or other officers.
Section 1.3.  Eligible Persons.  Bonuses may be granted to employees of the Corporation.  The Committee or, if applicable, its delegate(s) shall determine the employees who are eligible to participate in the Program ("Participants").  An individual shall not be deemed an employee for purposes of the Program unless such individual is classified and receives compensation from the Corporation for services performed as an employee of the Corporation.
ARTICLE II. BONUSES
Section 2.1. Bonuses.  The Committee may grant annual Bonuses to employees subject to the provisions of the Program.
Section 2.2. Terms of Bonuses.  The Committee or, if applicable, its delegate(s) shall (i) establish for the relevant period of the Program ("Performance Period") the applicable performance goals and objectives ("Performance Objectives") for the Corporation and each Participant, and the particular allocation to each such Performance Objective, and (ii) establish target bonuses for each Participant, which shall equal a percentage of the Participant's base salary.  In general, for the Program, the Performance Period is the Corporation's fiscal year (October 1 – September 30).  Performance Objectives under the Program may include, but shall not be limited to, various financial, business and operational goals (for example, those related to earnings per share, revenue, gross margin, operating income, cash flow, earnings before interest and taxes, customer satisfaction, product quality, securing new opportunities, new product introductions, productivity improvements, customer return rate, new business area growth, environmental, health and safety, and human capital management, including diversity and inclusion).
Section 2.3. Determination of Bonuses.  Following the close of the relevant Performance Period, the Committee, or, with respect to Participants other than Executive Officers, the Committee's delegate(s), shall determine the amount of Bonus (if any) to be paid to each Participant, based on assessment of achievement of the Performance Objectives of the Program, as well as reflecting an assessment of each Participant's individual
CMC Materials, Inc. 2021

performance or other factors during the relevant Performance Period, in the Committee's (or delegate(s)') sole discretion.  In no event shall a determination of a Bonus for an Executive Officer be made other than by the Committee.
Section 2.4. Payment of Bonuses.  Payment of a Bonus to a Participant shall be made as soon as practicable after determination of the amount of the Bonuses under Section 2.3 above, and after the Committee has approved the aggregate bonus payout amount for the Performance Period, and individual Bonuses for the Corporation's Executive Officers, but in no event later than 75 days after the end of the Performance Period.  In no event shall a payment of a Bonus be made to an Executive Officer other than as specifically authorized by the Committee.  Participants whose employment is terminated, whether by the Corporation or voluntarily by the Participant, prior to the payment date of a Bonus shall not be entitled to receive a Bonus, whether or not a Bonus amount previously had been designated for such Participant pursuant to the terms of the Program.  According to the intent of the Corporation to award the entire accrual of Bonus amounts for the relevant Performance Period, which is set by the Committee in conjunction with the closing of the Corporation's financial books for such Performance Period, to the extent a Bonus amount had been accrued for and/or designated for such Participant in advance of the termination of such Participant's employment, the Corporation shall reallocate such amount to the pool of other Participants (with the exception of Executive Officers unless specifically agreed upon by the Committee) in the Program, to the extent administratively practical.

Section 2.5. Recovery of Bonuses.  The Corporation may rescind or recover a Bonus paid to a Participant immediately under certain circumstances, including, but not limited to, (i) the Participant's: actions constituting Cause, as determined by the Corporation in its discretion and as otherwise enforceable under local law; rendering of services for a competitor prior to, or within six (6) months after, the payment of a Bonus or the termination of Participant's Service with the Corporation; unauthorized disclosure of any confidential/proprietary information of the Corporation to any third party; failure to comply with the Corporation's policies regarding the identification, disclosure and protection of intellectual property; violation of the CMC Materials, Inc. Employee Confidentiality, Intellectual Property and Non-Competition Agreement; violation of the CMC Materials, Inc. Code of Business Conduct, including those provisions related to financial reporting, (2) and, as may be required by law, including regulations related to the Dodd-Frank Wall Street Reform and Consumer Protection Act.  In the event of any such rescission or right of recovery, the Participant must repay the Bonus to the Corporation, and the Company shall be entitled to set-off against the amount of the Bonus any amount owed to the Participant by the Corporation.
ARTICLE III  MISCELLANEOUS
Section 3.1. No Additional Participant Rights.  The participation of an employee in the Program shall not give such employee any right to be retained in the employ of the Corporation or any of its affiliates, and the Corporation specifically reserves the right to dismiss a Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Corporation, with or without cause.  No person shall have claim to a Bonus under the Program, except as otherwise provided for herein, or to continued participation in the Program. There is no obligation for uniformity of treatment of Participants under the Program. The benefits provided for Participants under the Program shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment agreement with the Corporation or one of its affiliates, in accordance with the terms and conditions of the Participant's employment agreement.
Section 3.2. No Assignment.  The rights of a Participant with respect to any Bonuses granted under the Program shall not be transferable by the Participant.
CMC Materials, Inc. 2021

Section 3.3. Taxes; Tax Withholding.  To the extent a Participant who is to be paid a Bonus under the Program is subject to an employment arrangement with the Corporation or a subsidiary thereof that provides for tax equalization consideration, then such tax equalization consideration also shall apply to, and be included as part of, the Participant's Bonus to be paid under the Program.  The Corporation or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Program to a Participant or to a Participant's beneficiary or beneficiaries any federal, state or local taxes required by law to be withheld with respect to such payments. Section
Section 3.4. No Restriction on Right of Corporation to Effect Changes.  The Program shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Corporation or a subsidiary thereof or any other event or series of events, whether of a similar character or otherwise.
Section 3.5. Source of Payments.  The Corporation shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Program. To the extent any person acquires any rights to receive payments hereunder from the Corporation, such rights shall be no greater than those of an unsecured creditor.
Section 3.6. Amendment and Termination.  The Committee may at any time and from time to time alter, amend, suspend or terminate the Program in whole or in part.
Section 3.7. Governing Law and Severability.  The Program and all rights and Bonuses hereunder shall be construed in accordance with and governed by the laws of the State of Illinois without regard to conflicts of law principles and applicable federal law.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Program shall be exclusively in the courts in the State of Illinois, including the Federal Courts located therein (should Federal jurisdiction exist).  If any portion of the Program is deemed to be in conflict with local law, that portion of the Program, and that portion only, will be deemed null and void under that local law. All other provisions of the Program will remain in full effect.
Section 3.8.  Miscellaneous.  Notwithstanding any provision of the Program to the contrary, any and all Bonuses made under the Program are intended to be exempt from or, in the alternative, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretive guidance thereunder, including the exceptions for short-term deferrals.  The Program shall be construed and interpreted in accordance with such intent.

CMC Materials, Inc. 2021